FOR IMMEDIATE RELEASE	Contact: James Zeumer Pulte Homes, Inc. Vice President (248) 433-4597 jim.zeumer@pulte.com

PULTE HOMES ANNOUNCES RESULTS FROM
ANNUAL MEETING OF SHAREHOLDERS

BLOOMFIELD HILLS, Mich., May 12, 2005 — Pulte Homes, Inc. (NYSE:PHM) announced today that the following proposals were passed at its 2005 Annual Meeting of Shareholders:

•	D. Kent Anderson, John J. Shea and William B. Smith were elected to continue serving as members of the Company’s Board of Directors.

•	Ratification of the appointment of Ernst & Young to continue as the Company’s independent accountants for 2005.

•	Amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock from 200 million to 400 million.

•	Re-approve the performance measures for the Company’s Long Term Incentive Plan

A shareholder proposal to provide that director nominees be elected by a majority vote rather than a plurality vote, did not pass.

Voting took place at Pulte Homes’ 2005 Annual Meeting of Shareholders held in Troy, Michigan.

About Pulte Homes
Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 200 company with operations in 47 markets and 27 states. In 2004, the company closed 38,612 domestic home sales and generated revenues of $11.7 billion. During its 55-year history, the company has constructed more than 408,000 homes. In 2004, J.D. Power and Associates named Pulte the inaugural recipient of its Platinum Award for Excellence in Customer Service among America’s leading homebuilders. J.D. Power ranked Pulte No. 1 in 14 markets, and among the top three in 23 of 25 markets surveyed. Under its Del Webb brand, Pulte is the nation’s leading builder of active adult communities for people age 55 and better. Its DiVosta operation is nationally recognized for a trademarked building system that has delivered more than 25,000 “Built Solid”® homes in Florida since 1960. Pulte Mortgage LLC is a nationwide lender and offers Pulte customers a wide variety of loan products and superior customer service.

Websites: www.pulte.com; www.delwebb.com; www.divosta.com

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